NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Second Quarter 2012 Earnings

•	Second quarter provision for loan losses of $2.8 million resulting in net income of $79,000

•	Allowance for loan losses 2.06% of total loans; capital levels remain strong

•	Nonperforming assets 1.62% to total assets, significantly better than peers

•	Wealth Management income up 12.8% from second quarter 2011

WARRENTON, VA., August 2, 2012 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $79,000 for the second quarter of 2012 compared with $1.14 million for the second quarter of 2011.  Basic and diluted income per share for the second quarter of 2012 were $0.02 compared with income per share of $0.31 in the second quarter 2011.  Net income for the first six months of 2012 was $1.03 million compared with $2.06 million for the same period of 2011.  Basic and diluted income per share for the first six months of 2012 were $0.28 compared with income per share of $0.56 for the first six months of 2011.

“Strong core earnings allowed us to provide $2.8 million for loan losses and still report modest profits this quarter,” said Randy K. Ferrell, President and Chief Executive Officer.  Mr. Ferrell continued, “We set aside these loss provisions primarily due to the impairment of two loan relationships.  We believe these two loans are isolated cases in our overall loan portfolio.  Despite the increase to the provision this quarter, our loan quality has remained solid given the depth of the recession.”

Return on average assets (ROAA) was 0.05% and return on average equity (ROAE) was 0.65% for the second quarter of 2012, a decrease from 0.77% and 9.99%, respectively, for the second quarter of 2011. For the six-month period ended June 30, 2012, Fauquier Bankshares' return on average assets was 0.35% and return on average equity was 4.30%, compared with 0.70% and 9.19%, respectively, for the six month period ended June 30, 2011.

Net interest margin decreased to 3.95% in the second quarter of 2012 compared with 4.06% for the same period in 2011, but increased from 3.89% in the first quarter 2012.  The decline in margin from the second quarter of 2011 was due primarily to lower interest rates earned on loans.  Net interest income for the second quarter of 2012 decreased $200,000 or 3.6% when compared with the same period in 2011.  The average yield on earning assets declined 25 basis points while cost of funds decreased 15 basis points from the second quarter 2011.  Net interest margin decreased to 3.93% in the first half of 2012 compared with 4.09% for the same period in 2011.  Net interest income for the first six months of 2012 decreased $342,000 or 3.1% when compared with the same period in 2011.

Total assets decreased to $582.6 million at June 30, 2012 compared with $599.2 million at June 30, 2011.  Total loans, net increased slightly to $450.2 million at June 30, 2012 compared with $447.8 million at June 30, 2011.  Total deposits were $500.1 million at June 30, 2012 compared with $518.6 million at June 30, 2011.  Transaction deposits (Demand and NOW accounts) grew $32.5 million to $250.6 million compared with $218.1 million in the second quarter of 2011, representing 50.1% of total deposits.

The provisions for loan losses for the second quarter and first six months of 2012 were $2.8 million and $3.3 million, respectively, compared with $308,000 and $771,000 for the same periods in 2011. The increase was due to the impairment of two commercial real estate loans identified in the second quarter 2012.  Allowance for loan losses was $9.4 million or 2.06% of total loans at June 30, 2012 compared with $6.6 million or 1.46% at June 30, 2011.

“Although we are disappointed with this quarter’s profits, we are aggressively addressing the two isolated loan relationships.  The economy continues to move forward ever so slowly and we are positioned to meet our customers lending, wealth management and deposit needs as they develop.” Ferrell said.

Net loan charge-offs were $228,000 in the second quarter 2012 compared with $366,000 in the second quarter of 2011.  The ratio of net charge-offs to average loans outstanding for the second quarter of 2012 was 0.05% compared with 0.08% for 2011.  Year to date, net charge-offs for the first six months of 2012 was $579,000, or 0.13% of average loans, compared with $462,000 for the same period in 2011, or 0.10% of average loans.

Nonperforming assets increased to $9.5 million, or 1.62% of period end total assets, at June 30, 2012, compared with $6.8 million, or 1.13% of period end total assets, at June 30, 2011.  Included in nonperforming assets at June 30, 2012 were $7.4 million of nonperforming loans, $1.8 million of other real estate owned and $292,000 of nonperforming corporate bond investments.  Other real estate owned decreased to $1.8 million at June 30, 2012 compared with $3.5 million at June 30, 2011.

Noninterest income, excluding securities gains and losses, increased slightly to $1.60 million in the second quarter 2012 compared with $1.58 million in the same quarter in 2011.  Fauquier Bankshares’ Wealth Management Services division income was $482,000 in the second quarter of 2012 compared with $427,000 at June 30, 2011, an increase of 12.8%.  This solid performance was offset by service charges on deposit accounts which decreased $86,000, or 11.6%, to $653,000 for the second quarter 2012 compared with $739,000 in the second quarter 2011.  A $163,000 gain on sale of securities was recorded in the second quarter 2012.  Noninterest income increased $421,000 to $3.2 million during the first six months of 2012 compared with $2.8 million during the same period in 2011.  The increase was primarily due to $163,000 securities gain in 2012 while during the first six months of 2011 there was $185,000 in other-than-temporary impairment losses on securities recorded.

“We have seen demand for our Wealth Management Services progressively increase, resulting in sustained profitability,” Ferrell commented. “This is due to a team of experienced associates and a full array of product offerings that fit the needs of our Wealth Management clientele.  Most sought after services include investment management, financial planning, estate settlement, trustee services, retirement and college savings plans. In addition, our full-service brokerage division offers numerous financial products, including stocks, bonds,  mutual funds, and annuities, as well as 529 college savings plans, IRA’s and SIMPLE’s available for the individual or small business.”

Noninterest expense for the second quarter 2012 was $4.3 million, a decrease of $916,000 or 17.4% compared with $5.3 million for the second quarter 2011.  Noninterest expense decreased primarily as a result of the reversal of accrued incentive compensation expense during the second quarter 2012.  In addition, a gain on sale of other real estate owned (OREO) was $6,500 for the second quarter of 2012 compared with a loss of $251,000 for the same quarter in 2011.  Noninterest expense for the first six months of 2012 decreased $936,000 or 9.0% to $9.5 million compared with the same period in 2011.  This decrease was due primarily to the reduction in incentive compensation and recorded OREO gain, as mentioned in the quarterly comparison. Additionally, FDIC deposit insurance expense decreased $168,000 for the first six months of 2012 compared to the same period in 2011.

Shareholders’ equity increased to $47.5 million at June 30, 2012 compared with $46.2 million at June 30, 2011.  The book value of FBSS’s stock was $12.86 per common share as of June 30, 2012.  Fauquier Bankshares' stock price closed at $13.14 per share on August 1, 2012.

The Company’s regulatory capital ratios continue to be deemed "Well Capitalized," the highest category assigned by the Federal Reserve Bank of Richmond.   At June 30, 2012, the Company's leverage ratio was 9.06%, compared with 8.66% one year earlier. The Company's tier 1 and total risk-based ratios were 12.08% and 13.35%, respectively, at June 30, 2012, compared with 11.82% and 13.07% at June 30, 2011. The minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.

“The Company’s capital ratios remain solid and are strengthening.  This marks the sixth consecutive quarter that our Tier 1 leverage capital ratio has increased,” Ferrell stated.  “We continue to exceed regulatory benchmarks for "well-capitalized" and are positioned to serve local businesses and consumers by providing a full banking relationship and helping make their financial life easier.”

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. TFB continues to look into expanding its market presence, with a site in Gainesville expected to open next year.  Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.

This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance.  The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011

EARNINGS STATEMENT DATA:
Interest income	$ 6,365	$ 6,507	$ 6,685	$ 6,837	$ 6,788
Interest expense	1,042	1,112	1,222	1,287	1,265
Net interest income	5,323	5,395	5,463	5,550	5,523
Provision for loan losses	2,800	500	463	700	308
Net interest income after provision for loan losses	2,523	4,895	5,000	4,850	5,215
Noninterest income	1,602	1,482	1,670	1,681	1,576
Securities gains (losses)	163	1	74	24	3
Noninterest expense	4,347	5,111	5,486	4,983	5,263
Income before income taxes	(59)	1,267	1,258	1,572	1,531
Income taxes	(138)	313	348	424	393
Net income	$ 79	$ 954	$ 910	$ 1,148	$ 1,138

PER SHARE DATA:
Net income per share, basic	$ 0.02	$ 0.26	$ 0.25	$ 0.31	$ 0.31
Net income per share, diluted	$ 0.02	$ 0.26	$ 0.25	$ 0.31	$ 0.31
Cash dividends	$ 0.12	$ 0.12	$ 0.12	$ 0.12	$ 0.12
Average basic shares outstanding	3,695,160	3,680,230	3,669,758	3,669,758	3,669,758
Average diluted shares outstanding	3,709,416	3,691,844	3,691,688	3,688,974	3,686,259
Book value at period end	$ 12.86	$ 13.00	$ 12.96	$ 12.81	$ 12.58
BALANCE SHEET DATA:
Total assets	$ 582,552	$ 594,212	$ 614,224	$ 604,594	$ 599,173
Loans, net	450,243	450,338	452,086	447,964	447,808
Investment securities	59,863	59,069	50,193	51,807	52,605
Deposits	500,100	511,179	530,569	522,278	518,619
Transaction accounts (Demand & NOW accounts)	250,643	253,274	259,694	215,707	218,053
Shareholders' equity	47,536	48,056	47,571	47,001	46,156
PERFORMANCE RATIOS:
Net interest margin(1)	3.95%	3.89%	3.87%	3.97%	4.06%
Return on average assets	0.05%	0.64%	0.59%	0.76%	0.77%
Return on average equity	0.65%	7.97%	7.63%	9.74%	9.99%
Efficiency ratio(2)	60.18%	72.88%	74.71%	67.43%	72.44%
Yield on earning assets	4.72%	4.69%	4.72%	4.97%	4.97%
Cost of interest bearing liabilities	0.93%	0.95%	1.02%	1.09%	1.08%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Jun. 30, 2012	Mar. 31, 2012	Dec. 31, 2011	Sep. 30, 2011	Jun. 30, 2011
ASSET QUALITY RATIOS:
Nonperforming loans	$ 7,382	$ 4,846	$ 4,621	$ 4,499	$ 2,957
Other real estate owned	1,776	1,776	1,776	3,614	3,469
Foreclosed property	-	-	15	1	-
Nonperforming corporate bonds, at fair value	292	276	335	276	324
Total nonperforming assets	9,450	6,898	6,747	8,390	6,750
Restructured loans still accruing	-	-	-	178	-
Loans past due 90 or more days and still accruing	201	86	101	5	-
Total nonperforming and other risk assets	$ 9,651	$ 6,984	$ 6,848	$ 8,573	$ 6,750

Nonperforming loans to total loans, period end	1.61%	1.06%	1.01%	0.99%	0.65%
Nonperforming assets to period end total assets	1.62%	1.16%	1.10%	1.39%	1.13%
Allowance for loan losses	$ 9,449	$ 6,877	$ 6,728	$ 6,882	$ 6,616
Allowance for loan losses to period end loans	2.06%	1.50%	1.47%	1.51%	1.46%
Allowance for loan losses as percentage of nonperforming loans, period end	128.00%	141.91%	145.61%	152.97%	223.73%
Net loan charge-offs for the quarter	$ 228	$ 351	$ 616	$ 434	$ 366
Net loan charge-offs to average loans	0.05%	0.08%	0.13%	0.10%	0.08%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.06%	8.90%	8.70%	8.69%	8.66%
Tier 1 risk-based capital ratio	12.08%	12.10%	12.05%	12.04%	11.82%
Total risk-based capital ratio	13.35%	13.35%	13.31%	13.29%	13.07%
Tangible equity to total assets	8.16%	8.09%	7.74%	7.77%	7.70%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)	For the Six Month Period Ended,
	June 30, 2012	June 30, 2011
EARNINGS STATEMENT DATA:
Interest income	$ 12,872	$ 13,627
Interest expense	2,153	2,566
Net interest income	10,719	11,061
Provision for loan losses	3,300	771
Net interest income after
provision for loan losses	7,419	10,290
Noninterest income	3,084	3,011
Securities gains (losses)	163	(185)
Noninterest expense	9,458	10,393
Income before income taxes	1,208	2,723
Income taxes	175	664
Net income	$ 1,033	$ 2,059

PER SHARE DATA:
Net income per share, basic	$ 0.28	$ 0.56
Net income per share, diluted	$ 0.28	$ 0.56
Cash dividends	$ 0.24	$ 0.24
Average basic shares outstanding	3,687,835	3,662,596
Average diluted shares outstanding	3,700,770	3,677,934

PERFORMANCE RATIOS:
Net interest margin(1)	3.93%	4.09%
Return on average assets	0.35%	0.70%
Return on average equity	4.30%	9.19%
Efficiency ratio(2)	66.44%	73.07%

Net loan charge-offs	$ 579	$ 462
Net loan charge-offs to average loans	0.13%	0.10%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.